Amendment to Employment Agreement
This Amendment (this “Amendment”) to the Employment Agreement between Larry Potts (“Employee”) and Scientific Games Corporation, a Nevada corporation (the “Company”), is made and effective as of April 9, 2018.
WHEREAS, the Company and Employee entered into an Employment Agreement dated as of January 1, 2006 (executed August 2, 2006), which was amended by a letter agreement dated October 2, 2008 (the “First Amendment”), an amendment to the Employment Agreement dated as of December 30, 2008, a letter agreement dated September 28, 2011, a letter agreement dated April 30, 2014 and a letter agreement dated May 1, 2015 (as so amended, the “Agreement”); and
WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement;
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Term. The Term shall be extended to April 30, 2019, subject to earlier termination in accordance with Section 5 of the Agreement. The penultimate sentence of Section 2 of the Agreement shall be deleted in its entirety, such that the Term shall no longer be extended automatically and shall end on April 30, 2019.

2.
Transition; Offices and Duties. Effective as of April 9, 2018 (the “Transition Date”), the defined term “Executive” and all uses of it in the Agreement shall be replaced with the term “Employee”. Effective upon the Transition Date, Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

“During the Term, Employee will serve as Compliance Advisor to the Chief Executive Officer. In such capacity, Employee shall report to the Chief Executive Officer and shall perform such duties and shall have such responsibilities as may be assigned to Employee from time to time by the Chief Executive Officer. Employee’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine. Employee hereby agrees to accept such employment and to serve the Company to the best of his ability in such capacities, devoting substantially all of his business time to such employment. For the avoidance of doubt, a part-time or adjunct teaching position will not be considered to be done on business time.”
Upon the Transition Date, Employee shall no longer serve as an officer or director of any subsidiary or affiliate of the Company, and agrees to relinquish all such positions and titles he currently holds effective upon the Transition Date.

3.
Annual Equity Awards. Section 4(c) of the Agreement shall be deleted in its entirety. For the avoidance of doubt, Employee shall not be entitled to receive a grant of annual equity awards in 2018 or 2019.

4.
Health and Welfare Benefits. Effective upon the Transition Date, the phrase “its other senior executives” contained in Section 4(e) of the Agreement shall be deleted and replaced with the phrase “its senior executives”.

5.
Good Reason. Employee hereby agrees that this Amendment constitutes Employee’s prior written consent, as contemplated by Section 5(e) of the Agreement, to the changes to Employee’s employment contemplated by this Amendment and any actions taken by the Company in furtherance thereof so that such changes and actions shall not constitute Good Reason for purposes of the Agreement. Furthermore, Employee agrees that the second sentence in Section 5(e) containing the definition of “Good Reason” is deleted and replaced with the following:

“For purposes of this Agreement “Good Reason” shall mean that, without Employee’s prior written consent, any of the following shall have occurred: (A) a material decrease in base salary or material decrease in Employee’s Incentive Compensation opportunity provided under this Agreement; or (B) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Employee for Good Reason under clause (A) or (B) of this Section 5(e) shall not be considered effective unless Employee shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after Employee has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company and Employee actually terminates his employment within one (1) year following the initial occurrence of the event giving rise to Good Reason.”

6.
Termination Upon Expiration of Agreement. The paragraph of the First Amendment entitled “Termination Upon Expiration of Agreement” shall be deleted in its entirety. Upon expiration of the Agreement, as modified by this Amendment, on April 30, 2019, Employee shall receive the Standard Termination Payments and, provided Employee has, within 21 days of April 30, 2019, delivered to the Company, and not revoked, a release agreement, substantially in the form attached hereto as Exhibit A (the “Release Requirement”):

a.
no later than March 15, 2020, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Employee had Employee remained in employment with the Company during all of 2019, multiplied by (B) a fraction the numerator of which is 120 and the denominator of which is 365;

b.
the consulting agreement attached hereto as Exhibit B (the “Consulting Agreement”) shall become effective as of May 1, 2019 (in the event the Release Requirement is not satisfied, the Consulting Agreement shall be null and void and of no effect);

c.
all unvested restricted stock units held by Employee shall become fully vested and non-forfeitable and shares of the Company’s common stock in respect of such restricted stock units shall be delivered to Employee as soon as practicable, but in no event more than 70 days following April 30, 2019;

d.
all unvested stock options held by Employee shall continue to vest during the term of the Consulting Agreement as if Employee was still an employee of the Company and if Employee provides consulting services to the Company in accordance with the terms of the Consulting Agreement through December 31, 2020, all unvested stock options as of such date shall become fully vested and non-forfeitable; and

2

e.
all vested stock options held by Employee (including those that become vested in accordance with paragraph 6(d) above) shall remain outstanding and exercisable until the scheduled expiration date of such stock options;

provided, however, that all equity awards held by Employee and/or all amounts received by him in respect thereof shall remain subject to forfeiture or recovery by the Company pursuant to Sections 5(k) and 6.6 of the Agreement and any applicable clawback or similar compensation recovery policy adopted by the Company from time to time. The Company and Employee hereby agree and acknowledge that the Release Requirement shall satisfy the requirements of Section 5(k) of the Agreement.

7.	The reference to the State of New York in Section 13(a) of the Agreement shall be deleted and replaced with the State of Nevada.

8.	Section 16 shall be deleted and replaced with:
Notices. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn: Legal Department, 6601 Bermuda Rd., Las Vegas, NV 89119, (b) to Employee, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.
Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as previously amended and as amended by this Amendment.
This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of April 9, 2018.
SCIENTIFIC GAMES CORPORATION

By: /s/Shawn Williams
Name:    Shawn Williams
Title:    SVP & CHRO

/s/Larry Potts
Larry Potts

3

Exhibit A

Release Agreement

[see attached]

Exhibit A

RELEASE AGREEMENT
In consideration of the promises contained herein and in the Amendment to Employment Agreement dated as of April 9, 2018 (the “Amendment”), Scientific Games Corporation (the “Company”) and Larry Potts (“you”) hereby enter into this release agreement (this “Release Agreement”) as of May ____, 2019.
Whereas, the Company and you entered into an Employment Agreement dated as of January 1, 2006 (executed August 2, 2006), which was amended by a letter agreement dated October 2, 2008, an amendment to the Employment Agreement dated as of December 30, 2008, a letter agreement dated September 28, 2011, a letter agreement dated April 30, 2014, a letter agreement dated May 1, 2015, and the Amendment (as so amended, the “Employment Agreement”); and
WHEREAS, the Amendment includes this Release Agreement as an exhibit thereto; and
WHEREAS, the Company’s obligations to you upon expiration of your Employment Agreement are conditioned on you entering into this Release Agreement;
NOW THEREFORE, you hereby agree to the following:
1.General Release of Claims. In consideration of the benefits described in Sections 6(a)-(e) of the Amendment (the “Expiration Benefits”), which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”), the Company, and its affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present shareholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Release Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:
(a)    salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off, or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;
(b)    discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act

Exhibit A

of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;
(c)    discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;
(d)    breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;
(e)    defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;
(f)    any violation of any of the Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;
(g)    any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;
(h)    any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;
(i)    any violation of the Family and Medical Leave Act;
(j)    any violation of the Virginia Human Rights Act, and any comparable federal, state or local law and any violation of any statute, regulation, or law of any country or nation;
(k)    costs, fees, or other expenses, including attorneys’ fees; and
(l)    any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, whether under U.S. law or the law of another nation, including, without limitation, any claim that this Release Agreement was induced or resulted from any fraud or misrepresentation by the Company.

Excluded from the release set forth in this Section 1 are: (i) any Claims or rights to enforce benefits under the Amendment or this Release Agreement against the Company, (ii) Claims arising after the date you sign this Release Agreement, (iii) claims for indemnification covered by Section 8 of the Employment Agreement, and (iv) any Claims that you cannot lawfully release. Notwithstanding anything to the contrary contained herein, including in Section 2 below, also excluded from the release set forth in this Section 1 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation. You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation. You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

Exhibit A

Furthermore, notwithstanding anything herein to the contrary, nothing in your Employment Agreement, this Release Agreement, or any other agreement between you and the Company shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

2.	Additional Agreements by Employee.

(a)    BY SIGNING THIS RELEASE AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 1. You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 1 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Release Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Release Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys' fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Party is a party. Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity. Notwithstanding the foregoing, this Section 2 does not limit your right to challenge the validity of this Release Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA. This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Release Agreement be found to be invalid as to the release of claims under the ADEA.

(b)    You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Release Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c)    You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party

Exhibit A

to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Release Agreement. You understand and agree that this Release Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)    You agree to cooperate with Company and take all necessary steps to effectuate this Release Agreement, each of its terms and the intent of the parties.

3.	Affirmations. In signing this Release Agreement, you are affirming that:

(a)    Other than as described in the Amendment, you have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled. You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)    You are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)    You have no known workplace injuries or occupational diseases;

(d)    You have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud. Both parties acknowledge that this Release Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;

(e)    You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Release Agreement were not discriminatory based on age, medical condition or disability, race, color, sex, religion, national origin, ancestry, marital status, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence, handicap, or any other classification protected by law; and

(f)    You acknowledge and agree that if you breach the provisions of this Release Agreement or your Employment Agreement that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return of the Expiration Benefits, other monetary damages, and the payment of the Company’s attorneys’ fees. Additionally, if you breach this Release Agreement or the Employment Agreement the Company shall have the right, without waiving any other remedies in law or equity, to cease any further payment or delivery of the Expiration Benefits. Notwithstanding such cessation, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

Exhibit A

4.    Governing Law; Arbitration. The parties hereby agree that the “Governing Law; Arbitration” section of the Employment Agreement set forth at Section 13 of the Employment Agreement is incorporated into this Release Agreement.

5.    Non-Admission of Wrongdoing. You and the Company agree that neither this Release Agreement nor the furnishing of the consideration for this Release Agreement and the Amendment shall be deemed or construed at any time for any purpose as an admission by any of the Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory. Additionally, this Release Agreement, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Release Agreement.

6.    Right to Consider, Rescind and Revoke Acceptance. This Release Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. In signing this Release Agreement, you understand and agree that:

(a)    You are specifically advised to consult with an attorney of your own choosing before you sign this Release Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the ADEA. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Release Agreement, and the Company will bear all fees incurred by it.

(b)    You will have up to twenty-one (21) calendar days from the date of the expiration of the Employment Agreement (i.e., April 30, 2019) to decide whether to accept and sign this Release Agreement. In the event you do sign this Release Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Release Agreement Effective Date”). In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Chief Legal Officer

You acknowledge that if you do not accept this Release Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Release Agreement, you shall receive none of the Expiration Benefits provided for in the Amendment and that this Release Agreement and the Amendment will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial. You further acknowledge that if the Release Agreement is not effectively revoked in the time period set forth above, you shall have forever waived your right to revoke this Release Agreement, and it shall thereafter have full force and effect as of the Release Agreement Effective Date.

(c)     Any and all questions regarding the terms of this Release Agreement have been asked and answered to your complete satisfaction.

(d)    You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

Exhibit A

(e)    You are entering into this Release Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f)     Any modifications of or revisions to this Release Agreement do not re-start the consideration period, described in paragraph (b) of this Section 6.

(g)    You understand that the releases contained in this Release Agreement do not extend to any rights or claims that you have under the ADEA that first arise after execution of this Release Agreement.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release Agreement as of the date set forth below:

SCIENTIFIC GAMES Corporation

By:                        Date:
Name:
Title:

I have decided to accept this Release Agreement, to fulfill the promises I have made in the Amendment and in this Release Agreement, and to receive the Expiration Benefits described in Sections 6(a)-(e) of the Amendment. I hereby freely and voluntarily assent to all the terms and conditions in this Release Agreement and reaffirm my obligations under my Employment Agreement, as amended, to the extent provisions of the Employment Agreement survive termination or expiration thereof. I understand that this Release Agreement will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Release Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 1 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

________________________________        Date: ____________________
Larry Potts

Exhibit B

Consulting Agreement

[see attached]

Exhibit B

CONSULTING AGREEMENT

This Consulting Agreement is entered into as of May 1, 2019 (this “Agreement”) by and between SCIENTIFIC GAMES CORPORATION, with offices located at 6601 Bermuda Road, Las Vegas, NV 89119 (the “Company”), and Larry Potts, an individual, 17670 Braemar Place, Leesburg, VA 20175 (the “Consultant” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company seeks to engage the Consultant as an independent contractor in a manner consistent with the Company’s commitment to ethics and in compliance with all applicable Laws (as defined below); and

WHEREAS, the Company and the Consultant entered into an Employment Agreement dated as of January 1, 2006 (executed August 2, 2006), which was amended by a letter agreement dated October 2, 2008, an amendment to the Employment Agreement dated as of December 30, 2008, a letter agreement dated September 28, 2011, a letter agreement dated April 30, 2014, a letter agreement dated May 1, 2015, and an amendment to the Employment Agreement dated April 9, 2018 (as so amended, the “Employment Agreement”); and
WHEREAS, the Employment Agreement expired on April 30, 2019; and
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be legally bound, the Parties hereto agree as follows:
Section 1    Interpretation

1.1Certain Terms. As used herein, the following terms have the following meanings:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means all non-public information concerning the Company or any of its Affiliates or their respective equity investments (whether prepared by the Company or otherwise, whether oral or written, in whatever form or data storage medium and whether or not specifically identified as “confidential”), including financial and accounting information, product-related information, plans and strategies, computer programs, code and software, technical drawings and schematics, technical expertise, know-how, processes, ideas, inventions (whether patentable or not), agreements and reports (together with all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials, in whatever form maintained and whether prepared by the Company, the Consultant or other Persons, which contain or reflect, or are based on or generated from, in whole or in part, any such information).
“Governmental Authority” means any national, supranational, foreign, federal, state, provincial, tribal, peripheral, regional, municipal or local government or any agency, instrumentality or political subdivision thereof, including any legislative, executive, judicial, regulatory or other governmental board,

Exhibit B

department, agency, authority, commission, administration, court or other body, or any official of any of the foregoing (including any gaming- or lottery-related Governmental Authority).
“Law” means any order, writ, injunction, decree, judgment, law, ordinance, decision, opinion, ruling, policy, statute, code, rule, regulation or administrative or other requirement of any Governmental Authority, in each case, as may be amended from time to time.
“Person” means any individual (including the heirs, beneficiaries, trusts, executors, legal representatives or administrators thereof), corporation, partnership, joint venture, trust, limited liability company, limited partnership, joint stock company, unincorporated association or other entity. For the avoidance of doubt, the term includes a Government Authority.
“Representative” means, with respect to any Person, any director, officer, employee, partner, member, manager, owner, agent, lawyer, accountant, auditor, professional advisor, consultant or other representative.
1.2 Incorporation. The Annexes to this Agreement are incorporated by reference into, and form an integral part of, this Agreement.

Section 2    Engagement

2.1Services. Upon the terms and subject to the conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide the services set forth in Annex A (collectively, the “Services”). Unless otherwise expressly specified in Annex A, the Consultant shall furnish, at Consultant’s own expense, any equipment, supplies and other materials necessary or advisable to perform the Services. Subject to the provisions of this Agreement, the Company shall not control the manner or means by which the Consultant performs the Services.

2.2Relationship of Parties. The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company (or any of its Affiliates) for any purpose. Except to the extent specifically authorized in advance by the Company in writing, the Consultant (a) shall have no authority (and shall not hold himself out as having authority) to bind or act on behalf or in the name of the Company or any of its Affiliates, (b) shall not make any agreements or representations on behalf of the Company or any of its Affiliates and (c) without limiting the generality of the foregoing, shall not represent the Company or any of its Affiliates as a lobbyist or agent to any Governmental Authority. Without limiting the generality of the foregoing, the Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company or any of its Affiliates to its employees, and the Company will not make any insurance contributions, including unemployment or disability, or obtain worker's compensation insurance on behalf of the Consultant. Any Persons employed by the Consultant in connection with the performance of the Services shall be the employees of the Consultant and the Consultant shall be fully responsible for them. The Consultant may not utilize any subcontractor or engage any other Person in connection with the performance of the Services without the Company’s prior written consent. The Consultant shall be fully responsible for any such subcontractors or other Persons and in no event shall the Consultant be relieved of his obligations under this Agreement as a result of his use or engagement of any such subcontractors or other Persons.

Section 3    Compensation

Exhibit B

3.1Consideration. As full consideration for the provision of Services and the rights granted to the Company under this Agreement, the Company shall provide the Consultant with the consideration set forth in Annex B.

3.2Expense Reimbursement. The Company agrees to reimburse the Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by the Consultant but only to the extent (a) directly related to the Consultant's performance of the Services and (b) incurred in accordance with the Company's expense reimbursement policies.

3.3Withholding, etc. Amounts payable under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by Law. Consultant shall be responsible for, and shall indemnify the Company against, any taxes or contributions, including penalties and interest, owed by Consultant. The foregoing shall not apply to any equity-based awards held by Consultant that were granted at a time during which Consultant was an employee of the Company and its affiliates.

3.4Taxes and Internal Revenue Code 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code, and applicable administrative guidance and regulations (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A and that all reimbursements provided under this Agreement shall be made or provided in accordance with Section 409A. Notwithstanding the foregoing, the Company makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to the Consultant under this Agreement, including under Section 409A.

Section 4    Certain Agreements

4.1Restrictive Covenants. The Consultant acknowledges that he has continuing obligations to the Company as set forth in Section 6 of his Employment Agreement, which continue in full force and effect after his separation from employment with the Company according to their terms.

4.2Confidentiality. The Consultant shall (and, if applicable, shall cause his employees to) (a) hold the Confidential Information in confidence and protect it in accordance with the same degree of care with which he protects his own confidential information of like importance which he does not wish to disclose, but in no event less than reasonable care, (b) use the Confidential Information solely to the extent necessary in the performance of the Services and not for any other purpose, (c) not disclose any Confidential Information to any Person (other than the Company and its Affiliates), (d) upon the request of the Company, promptly return all Confidential Information to the Company (or, at the election of the Company, destroy such Confidential Information) without retaining any copies thereof (and provide certification of his compliance with this clause (d)) and (e) not reverse engineer, decompile, test or analyze the Confidential Information without the prior written consent of the Company. In the event that the Consultant is requested or required by law, judicial or governmental order, deposition, interrogatory, request for documents, subpoena, civil investigative demand or other legal process to disclose any of the Confidential Information, the Consultant must first provide the Company with prompt written notice of such requirement so that the Company (or any of its Affiliates) may seek an appropriate protective order, unless, as confirmed by the opinion of the Consultant’s counsel, providing such notice would itself constitute a violation of law. If the Consultant is nevertheless legally required (as confirmed by the opinion of the Consultant’s counsel) to disclose Confidential Information, then the Consultant shall only disclose that portion of the Confidential Information that is legally

Exhibit B

required to be disclosed (as confirmed by the opinion of the Consultant’s counsel). In such an event, the Consultant shall take reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information being disclosed. In no event shall the Consultant oppose action by the Company (or any of its Affiliates) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company shall (i) prohibit Consultant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

4.3Regulatory Compliance. The Consultant acknowledges that the Company and/or its Affiliates are subject to gaming, lottery or similar licensing requirements of various jurisdictions. The Consultant shall cooperate fully with the Company and its Affiliates in providing to them any information of whatever nature that any of them deems necessary or appropriate in assuring itself that the Consultant possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming and lottery industries. If, during the Term, the Company (or any of its Affiliates) is notified (formally or informally) by any Governmental Authority that the engagement of, or conducting business with, the Consultant may or will jeopardize any license or ability to be licensed of the Company (or any of its Affiliates) or if the Company (or any of its Affiliates) concludes that the Consultant may fail to meet the above criteria (or the compliance committee of the Company or any of its Affiliates otherwise raises an objection with respect to the Consultant), the Company may immediately terminate this Agreement upon written notice to the Consultant. The Consultant also acknowledges his obligations set forth in Annex C and Annex D attached hereto.

4.4Indemnification. Company agrees to indemnify, defend and hold harmless the Consultant as to any claim asserted against the Consultant arising from his performance of the Services, to the extent such claim does not arise from the gross negligence or other wrongful act of Consultant.

Section 5    Termination

5.1Term of Agreement. The term of this Agreement shall commence on May 1, 2019 and shall continue until December 31, 2020, unless earlier terminated by the Company in accordance with Section 5.2 (the “Term”). The Term can be extended if agreed to by both parties in writing.

5.2Early Termination by Company. The Company may terminate this Agreement early if the Consultant breaches the restrictive covenants referenced in Section 4.1 of the Agreement.

5.3Effect of Termination. Notwithstanding the foregoing, (a) Sections 1, 2.2, 4.2, 4.3, 5 and 6 and any other Sections of this Agreement that expressly or by implication are intended to continue in effect after the expiration or earlier termination of this Agreement, shall continue in effect after the expiration or earlier termination of this Agreement in accordance with their terms, and (b) any termination of this Agreement shall not affect any accrued rights or liabilities of either Party.

5.4Payments Upon Early Termination. In the event that the Company terminates this Agreement pursuant to Section 5.2, all future consideration due hereunder shall cease as of the date of such termination.

Section 6    Miscellaneous

Exhibit B

6.1Notice. All notices, approvals and other communications required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid, to the Parties at the following addresses:

In the case of Consultant:     to the address set forth in the preamble of this Agreement

In the case of the Company:    Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Chief Legal Officer

or such other persons or addresses as either Party may from time to time designate by notice to the other.
6.2Assignment; Binding Effect. No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company shall be permitted to (a) assign or transfer any of its rights or obligations hereunder to any Affiliate of the Company and (b) pledge its rights or interest under this Agreement. This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and is binding upon the Parties and their respective successors and assigns.

6.3Amendment; Waiver. This Agreement may be amended, changed or supplemented only by a written agreement executed and delivered by the Parties. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. Except as otherwise provided by this Agreement, no failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right except to the extent that such failure including the failure to provide notice as and when required by this Agreement, has prejudiced the rights and remedies of the other Party. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

6.4Entire Agreement. This Agreement (including the Annexes) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties with respect to such subject matter. The parties acknowledge that this Agreement does not supersede any terms of the Employment Agreement that continue after such agreement's expiration, or any releases entered into between Consultant and the Company, including the provisions thereof related to the effectiveness of this Agreement.

6.5Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties shall negotiate in good faith to amend this Agreement to give effect to the purpose and intent of the provision found to be invalid, illegal or unenforceable.

6.6Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. The parties agree that any controversy or claim not resolved by the Parties arising out of or relating to this Agreement shall be settled by arbitration

Exhibit B

in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Las Vegas, Nevada, except that, at the direction of the arbitral tribunal or with the consent of the Parties, particular hearings in aid of such arbitration may be held in other places. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction there. The Parties agree that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of Law or mixed questions of fact and Law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding any Law concerning such standard to the contrary. Except as contemplated by Section 6.8, the remedies expressly provided herein shall constitute the parties’ sole and exclusive remedies, and all other remedies which might be otherwise available under the Law of any jurisdiction are hereby waived by both parties.

6.7Costs. Except as otherwise provided in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.

6.8Remedies. The Consultant expressly acknowledges and agrees that the terms of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company. The Consultant acknowledges and agrees that the Company would be irreparably harmed by a breach of this Agreement by the Consultant and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Therefore, the Consultant agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach, without proof of actual damages, and the Consultant further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach, but shall be in addition to all other remedies available at Law or equity to the Company.

6.9Counterparts. This Agreement may be executed in any number of counterparts which, taken together, constitute one and the same agreement.

6.10No Third Party Beneficiaries. Except as expressly contemplated by this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

SCIENTIFIC GAMES CORPORATION

By:    ______________________________
Name:
Title:

Larry Potts

______________________________

Exhibit B

Annex A
Services

The Consultant will provide consulting services related to compliance matters to the Company during the Term, subject to Consultant’s reasonable availability, as requested by the Company’s Chief Executive Officer.

Equipment

During the Term, the Company agrees to provide a laptop computer, email account, and cell phone for use by the Consultant solely for business purposes under this Agreement.

Exhibit B

Annex B
Consideration

In consideration for the Services:

1.
during the Term, the Consultant is eligible for continued vesting of all unvested stock options previously granted to the Consultant by the Company during his employment as if the Consultant was still an employee of the Company;

2.
if Consultant provides consulting services to the Company in accordance with the terms of this Agreement through December 31, 2020, all unvested stock options as of such date shall become fully vested and non-forfeitable; and

3.
any stock options that are vested prior to the commencement of the Term or that vest following the commencement of the Term in accordance with this Annex B shall remain exercisable until the later of (a) the date that is three months after the end of the Term and (b) the scheduled expiration date of such stock options.

Other than as set forth above, all other terms and conditions of the stock option grant agreements between the Company and Consultant will continue to apply.

Exhibit B

Annex C
Certifications and Covenants

The Consultant certifies and covenants to the Company as follows:

1.
Consultant shall, in connection with this Agreement, (a) maintain complete and accurate books and records and (b) comply with all applicable laws, rules and regulations, including, but not limited to, those relating to anti-corruption, anti-money laundering, competition, licensing and registration; and

2.
Consultant has not offered or paid, and will not offer or pay, directly or indirectly, (a) anything of value to any public official or candidate for political office, or any relative or agent thereof, for purposes of obtaining any official action or benefit relating in any way to this Agreement or (b) any commission or finder’s or referral fee to any person or entity in connection with this Agreement or any activities on behalf of the Company.

In the event the Company has reason to believe any of the foregoing has been violated, Consultant shall (a) promptly provide the Company (or its representatives) with access to Consultant’s books and records to enable the Company (or its representatives) to assess any potential non-compliance and (b) reasonably cooperate in any related investigation, including making any employees reasonably available for interviews.

The Consultant hereby acknowledges receipt of a copy of the Company’s (or its applicable Affiliate’s) Code of Business Conduct. The Consultant agrees and certifies that the Consultant will abide by such Code of Business Conduct and will not take any action (or omit to take any action) in connection with this Agreement or the performance under this Agreement that would conflict with such Code of Business Conduct.

Exhibit B

Annex D
Whistleblower Hotline Information

The Company is committed to ethical and compliant business practices throughout the world. As a consultant for the Company, you are required to conduct yourself in an ethical manner, comply with all Laws and comply with the Company’s Code of Business Conduct.

If you discover events of a questionable, fraudulent or illegal nature that are, or that you believe in good faith may be, a violation of Law, the guidelines set forth in the Company’s Code of Business Conduct, or other Company policy, you should report the matter immediately to the Chief Compliance Officer (212-318-9199). In addition, you may call the Scientific Games Business Hotline (the “Hotline”), which is available 24 hours a day, seven days a week, at 1-866-384-4277 or log on to www.ethicspoint.com and click on “File a Report.”

To the extent permitted by Law, you may choose to remain anonymous in reporting any possible violation of the Code of Conduct to the Chief Compliance Officer or by calling the Hotline.

As a consultant for the Company, you have a duty to cooperate truthfully and fully in the investigation of any alleged violation of Law or the Company’s Code of Conduct.

Failure to comply with the requirements of this Annex D will be grounds for the Company to terminate the Agreement in accordance with Section 5.2.